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                                                                    EXHIBIT 99.1

Magainin Pharmaceuticals' Statement on FDA Advisory Committee Meeting

Plymouth Meeting, Pa., March 4, 1999 - Magainin Pharmaceuticals Inc. (NASDAQ:
MAGN) said that it expects to meet with officials of the U.S. Food and Drug Administation (FDA) to review the outcome of the meeting today of the Anti-Infectives Drug Advisory Committee.

The Committee, by a vote of 7 to 4, declined to recommend approval of LOCILEX(TM) (pexiganan acetate) Cream 1% for the treatment of infected diabetic foot ulcers. The Committee's advice will be considered by the FDA in its final review of the New Drug Application submitted by Magainin Pharmaceuticals.

"We will continue to work with the FDA to resolve issues discussed by the Advisory Committee," said Michael R. Dougherty, President and Chief Executive Officer of Magainin. "After discussions with the FDA, and consultations with SmithKline Beecham, our marketing partner in North America, we expect to be able to speak more specifically about our plans for LOCILEX(TM)."

Magainin Pharmaceuticals Inc. is a biopharmaceutical company engaged in the development of medicines for serious diseases. The Company's development efforts are focused on anti-infectives, oncology, and pulmonary and allergic disorders.

This announcement contains statements by Magainin that involve risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed in this announcement as well as those discussed under "Risk Factors" set forth in Item 1 of Magainin's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, Magainin disclaims any obligation or intent to update any such factors or forward-looking statements to reflect future events or developments.